Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC.
ACQUIRES NEVADA HEAVY CIVIL CONSTRUCTION COMPANY

Strategic Expansion Diversifies Base of Operations

HOUSTON, TX – November 1, 2007 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or the “Company”) announced today that it has completed the acquisition of privately-owned Road and Highway Builders, LLC, (“RHB”) of Reno, Nevada   Sterling expects that the transaction will be immediately accretive.

RHB is a heavy civil construction company focused on the construction of public works, principally roads and highways, throughout the state of Nevada.  RHB's largest customer is the Nevada Department of Transportation, which is responsible for the planning, construction, operation and maintenance of the 5,400 miles of highway and over 1,000 bridges that make up the state highway system.  RHB also has a long-term lease on an aggregates quarry near Carson City, Nevada.  For the twelve months ended June 30, 2007, RHB generated revenues of approximately $58.8 million, pre-tax income of approximately $13.6 million and EBITDA of approximately $14.7 million.  The trailing twelve-month numbers may not be indicative of future results.  In determining the purchase price, the Company assumed RHB would have future annual EBITDA in the range of $12 million on a sustainable basis.  EBITDA is a non-GAAP item, and additional information and discussion regarding EBITDA is provided later in this press release.

Sterling paid $53 million, of which $1 million was paid in shares of Sterling's common stock, for approximately 92% of the equity interest in RHB.  Richard Buenting, RHB's CEO and formerly a 50% owner, retains the remaining interest, which he may sell to Sterling or, alternatively, which Sterling may purchase from him in 2011.  Mr. Buenting has signed a multi-year employment agreement and will continue to run RHB's operations with his management team.

According to Joe Harper, Sterling’s President & Chief Operating Officer, “This acquisition broadens our Company’s geographical reach into one of the fastest growing states in the nation, and we believe that it is a positive addition to our Company."  Mr. Harper noted that the acquisition provides a number of benefits to the Company, including:

•	An expansion into the growing Western US construction market,

•	A growing, profitable company with an experienced management team and workforce,

•	Significant experience in aggregates and other construction materials, an area of interest to Sterling,

•	A backlog of approximately $127 million at September 30, 2007, and

•	The ability to bring to RHB's markets a number of Sterling’s core competencies, including municipal and structural work.

(more)

Sterling Construction Company	Page 2
November 1, 2007

In connection with this transaction, Sterling entered into a new $75 million line of credit with Comerica Bank, its primary lender, replacing its prior line with Comerica.

CONFERENCE CALL
Sterling’s management plans to host a conference call today, November 1, 2007, at 4:30 pm ET/ 3:30 pm CT to discuss this transaction.  Participating in the call will be Chairman & CEO, Pat Manning; President and COO, Joe Harper; and CFO, James H. Allen, Jr.  Interested parties may participate in the call by dialing (706) 679-0858.  Please call in 10 minutes before the conference is scheduled to begin and ask for the Sterling Construction call.  Also, accompanying slides will be posted on Sterling’s website, www.sterlingconstructionco.com.

To listen to a webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for thirty days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas, and with the acquisition of RHB, in Nevada.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

(more)

Sterling Construction Company	Page 3
November 1, 2007

Use of EBITDA & Regulation G Reconciliation:

This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA accordingly for the purposes of this press release.

Reconciliation of EBITDA to GAAP Net Income
(000 omitted)
(unaudited)
12 Months Ended June 30, 2007
Net Income	13,631
Taxes (1)	0
Net Interest (Income) Expense	(567)
Depreciation and Amortization	1,640
EBITDA	14,704

(1) RHB is a limited liability company taxed as a partnership and therefore does not pay tax at the corporate level.

Contact:
Sterling Construction Company, Inc.	or	Investor Relations Counsel
Joseph Harper, 281-821-9091		The Equity Group Inc.
www.sterlingconstructionco.com		Linda Latman, 212-836-9609
Lena Cati, 212-836-9611
www.theequitygroup.com